SECOND AMENDMENT TO LEASE

(Spectrum Group International)

THIS SECOND AMENDMENT TO LEASE (the "Amendment") is made and entered into as of the 30th day of January, 2023 by and between CJ. SEGERSTROM & SONS, a California general partnership ("Landlord"), and SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation ('Tenant"), with respect to the following:

RECITALS

A.
Landlord is the landlord and Tenant is the tenant pursuant to a certain High Tech/ Research & Development Building Lease dated July 13, 2020 (the "Original Lease"), as amended by a certain First Amendment to Lease dated as of January 4, 2021 (the "First Amendment"). The Original Lease and First Amendment are herein sometimes referred to, collectively, as the "Lease."

B.
Pursuant to the Lease, Tenant holds and occupies Suite 150 at 1550 Scenic Avenue (the "Existing Premises"), consisting of 23,793 square feet of Rentable Area, in Costa Mesa, California. The Existing Premises comprise a part of Harbor Gateway Business Center (the "Center").

C.
Tenant requires additional space at the Center. To that end, Landlord has agreed to lease to Tenant a certain space to consist of approximately 12,691 square feet ofRentable Area and to be known as Suite 200 (the "Expansion Space") at 1540 Scenic Avenue ("1540 Building") at the Center. The Existing Premises, the Expansion Space and the Center are all depicted on Exhibit A attached hereto. In addition, the Expansion Space is more particularly depicted on the floor plan attached hereto as Exhibit B.

AGREEMENT

IN CONSIDERATION of the foregoing recitals and the mutual covenants contained herein, Landlord and Tenant agree as follows:

1.
Leasing of Expansion Space. Landlord hereby leases to Tenant, and Tenant hereby leases and hires from Landlord, the Expansion Space. Tenant shall hold and occupy the Expansion Space upon the terms of the Lease, as hereby amended.
2.
Term for Expansion Space. The term of the Lease as to the Expansion Space shall be from the date that Landlord delivers possession of the Expansion Space (the "Expansion Space Commencement Date") to Tenant through the Expiration Date, subject to earlier termination and extension pursuant to any of the terms of the Lease.
3.
Condition of Premises. Tenant accepts the Expansion Space in its current "AS IS" condition. Landlord shall have no responsibility, either as to performance or payment of the costs thereof, to renovate or remodel the Expansion Space for Tenant's use. Notwithstanding the foregoing, prior to delivery of the Expansion Space to Tenant Landlord shall have the Expansion Space professionally cleaned, including all carpeted areas, and painted as needed as reasonably determined by Landlord. In addition, upon delivery of the Expansion Space to Tenant, the systems (i.e., plumbing, HVAC units, electrical and mechanical) serving the Expansion Space shall be in good working order.
4.
Basic Annual Rent and Additional Allocated Parking for the Expansion Space. Basic Annual Rent and Additional Allocated Parking for the Expansion Space shall be as follows:

Period	Basic Annual Rent/PSF/Month	Basic Annual Rent/Month	Additional Allocated Parking
Expansion Space Commencement Date - December 31, 2023	$1.75	$7,875.00 (based on 4,500 Rentable Area)	14
January 1, 2024 - December 31, 2024	$1.80	$12,600.00 (based on 7,000 Rentable Area)	Increased to 21
January 1, 2025 - December 31, 2025	$1.80	$18,000.00 (based on 10,000 Rentable Area)	Increased to 30
January 1, 2026 - August 31, 2027	$1.85	$23,478.35 (based on 12,691 Rentable Area)	Increased to 38

Notwithstanding the foregoing, so long as Tenant is not in default beyond any applicable notice and cure period, monthly Basic Annual Rent for the Expansion Space shall be abated for the first (1s� full calendar month and the thirteenth (13th) full calendar month following the Expansion Space Commencement Date and, provided Tenant does not exercise the Termination Option set forth below, a fifty percent (50%) abatement of Basic Annual Rent for the Expansion Space commencing on the thirty-seventh (37th) full calendar month following the Expansion Space Commencement Date and ending on the last day of the forty-third (43rd) full calendar month following the Expansion Space Commencement Date (collectively, the "Abatement Period"). During the Abatement Period, Tenant shall pay Tenant's Proportionate Share of Center Operating Expenses, shall pay all charges forutilities services used by Tenant in the Premises, shall pay for its janitorial services with respect to the Premises and shall observe or perform all other obligations of Tenant pursuant to this Lease.

Concurrently with the delivery of this Amendment, Tenant shall deliver the sum of$7,875.00 to Landlord, which sum shall be applied to the monthly installment of Basic Annual Rent due on the second (2nd) full calendar month following the Expansion Space Commencement Date.

All Basic Annual Rent, Center Operating Expenses and other additional rent shall be paid at the times and in the manner provided in the Original Lease.

5.
Termination Option. Provided Tenant is not in default under any provision of this Lease beyond any applicable notice and cure period, Tenant shall have a one-time right to terminate ("Termination Option") this Lease as to the Expansion Space only effective as of the expiration of the thirty-sixth (36th) full calendar month following the Expansion Space Commencement Date (the "Termination Date") by giving Landlord not less than six (6) months prior written notice of such termination. Should Tenant exercise its right to terminate as set forth herein, Tenant shall pay to Landlord a one-time fee equal to the unamortized brokerage costs, if any, incurred by Landlord with respect to the Expansion Space within three

(3) Business Days after Landlord confirms to Tenant the amount thereof in writing (which may be delivered by email) ("Termination Fee") as a separate termination fee. All Annual Basic Rent and other costs due under this Lease for the Expansion Space shall be due and payable by Tenant to Landlord through the Termination Date. Any such termination shall not abrogate any obligation hereunder existing as of the date thereof or otherwise attributable to Tenant's occupancy of the Expansion Space prior to the Termination Date unless such obligation set forth in the Lease expressly survives the termination of the Lease. Tenant's rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred. Any other attempted assignment or transfer shall be void and of no force or effect. Tenant's exercise of the Termination Option shall not be effective until Landlord's receipt of the Termination Fee, if applicable.

6.
Other Terms. During the Term, Tenant shall hold and occupy the Expansion Space upon all of the terms and conditions of the Lease, except that:

(a)
From and after the Expansion Space Commencement Date, Tenant's Allocated Parking Spaces per Basic Lease Provision 9 and Section 44 of the Original Lease shall be increased by the number of spaces shown in Section 4 above.
(b)
Notwithstanding anything contained in the Original Lease to the contrary, if any utility services are not separately metered or sub-metered to the Expansion Space, Tenant shall pay, on a monthly basis, a reasonable proportion to be determined by Landlord for all charges jointly metered with other premises. As the electricity for the Expansion Space is currently sub-metered, electricity shall be billed to Tenant by Landlord based on actual usage.
(c)
Those provisions of the Lease which are superseded by the provisions of this Amendment shall have no application to the Expansion Space. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control from and after the Effective Date hereof.
(d)
The maintenance and repair responsibilities of Landlord and Tenant for the Expansion Space shall remain as set forth in the Original Lease for the Premises as to performance and payment. Without limiting the generality of the foregoing, Tenant shall contract directly with the providers for interior janitorial services provided to the Expansion Space. Notwithstanding the foregoing, Landlord shall, at its sole cost except as properly included in Center Operating Expenses, be responsible for maintaining and repairing the ground floor lobby, stairway, 2nd floor landing and elevator in the 1540 Building common area.
(e)
Concurrently with Tenant's delivery of this Amendment, Tenant shall deliver the sum of $23,478.35 to Landlord (the "Expansion Space Deposit"), which sum shall be added to the security deposit presently being held by Landlord in accordance with Article 5 of the Lease. In the event Tenant properly exercises its Termination Option, Landlord shall refund the Expansion Premises Deposit following the Termination Date in accordance with the terms of the Lease.

(t) Initial estimated Center Operating Expenses for the Expansion Space= $0.54 per square foot per month for the full lease year 2023. Actual Center Operating Expenses for 2023 for the Expansion Space shall be determined and used as the basis for adjustments as described in Section 4 of Exhibit B to the Lease.

7.
Brokers. In connection with this Amendment, Landlord shall pay to Spectrum Realty Partners (the "Broker") a real estate commission (the "Commission"). The Commission will be in accordance with Landlord's standard commission schedule with respect to the Center and shall be as set forth in a separate written agreement between Landlord and Broker. The Commission will be paid one-half (1/2) within thirty (30) days after the last to occur of (a) receipt of Broker's invoice, (b) the last execution and delivery of this Amendment and (c) the elimination, by fulfillment or waiver, of the last of any conditions to the effectiveness or continued effectiveness of this Amendment and one-half (1/2) within thirty (30) days after Tenant commences occupancy of the Expansion Space.
8.
Counternarts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. It shall not be necessary for Landlord and Tenant to execute the same counterpart(s) of this Amendment for this Amendment to become effective. A counterpart of this Amendment executed by a party and delivered by email transmission or facsimile transmission shall be as effective and binding upon the delivering party as an executed counterpart delivered in any other manner.
9.
Effective Date. This Amendment shall become effective upon the last execution and delivery hereof by Landlord and Tenant. The date upon which this Amendment becomes effective is herein referred to as the "Effective Date."
10.
Defined Terms. All terms used herein and not defined herein but defined in the Lease shall have the meanings given to such terms in the Lease.
11.
Lease In Effect. Landlord and Tenant acknowledge and agree that the Lease, as hereby amended, remains in full force and effect in accordance with its terms.
12.
Compliance. Each of Landlord and Tenant represents and warrants to the other that, to the knowledge of the warranting party, such party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the "Executive Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation and orders are collectively referred to as the "Orders"). To the knowledge of each warranting patty, neither such party nor any of its affiliates (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders and/or on any other list of terrorists or terrorist organizations maintained pursuant to the Orders, (ii) is a Person (as defined in the Orders) who has been determined by competent authority to be subject to the prohibitions contained in the Orders or (iii) is owned or controlled by (including without limitation by virtue of such Person being a director of or owning voting shares or interests in), or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

13.
CASp. Pursuant to California Civil Code § 1938, Landlord hereby states that the Expansion Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code§ 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

Signatures on Following Page

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to be effective as provided in paragraph 9 above.

/s/

A-1

EXHIBIT B

Expansion Space